                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Under Rule 14a-12

                             COMMERCE BANCORP, INC.
-----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


 -----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:


       ----------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:


       ----------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


       ----------------------------------------------------------------------
    4) Proposed maximum aggregate value of transaction:


       ----------------------------------------------------------------------

    5) Total fee paid:


       ----------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1) Amount Previously Paid:

    ___________________________________________________________________________
    2) Form, Schedule or Registration Statement No.:

    ___________________________________________________________________________
    3) Filing Party:

    ___________________________________________________________________________
    4) Date Filed:

    ___________________________________________________________________________

                               [GRAPHIC OMITTED]


                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


     NOTICE IS HEREBY GIVEN that the 2000 Annual Meeting of Shareholders (the "Annual Meeting") of Commerce Bancorp, Inc. ("Bancorp") will be held at Commerce University, 17000 Horizon Way, Mt. Laurel, New Jersey, on Tuesday, June 20, 2000, at 5:30 P.M., local time, and at any adjournment or postponement thereof, to consider and act upon the following matters as more fully described in the annexed proxy statement:

     1.  To elect directors;


     2. To approve the amendment to the Bancorp 1997 Employee Stock Option Plan to increase the number of shares issuable under the 1997 Plan by 5,000,000 shares; and


     3. To act upon such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof.


     The board of directors has fixed May 1, 2000 as the record date for determination of shareholders entitled to vote at the Annual Meeting. Only shareholders of record at the close of business on that date will be entitled to receive notice of, and to vote at, the Annual Meeting.


     You are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting in person, you are urged to sign and date the enclosed proxy and promptly return it in the envelope provided for that purpose.



                                        By Order of the Board of Directors


                                        ROBERT C. BECK,
                                        Secretary


May 12, 2000

                            COMMERCE BANCORP, INC.
                                COMMERCE ATRIUM
                              1701 ROUTE 70 EAST
                      CHERRY HILL, NEW JERSEY 08034-5400


                                PROXY STATEMENT

     This Notice of Annual Meeting, proxy statement and enclosed proxy are being furnished to shareholders of Commerce Bancorp, Inc. ("Bancorp") in conjunction with the solicitation of proxies by the board of directors of Bancorp for use at Bancorp's 2000 Annual Meeting of Shareholders to be held on Tuesday, June 20, 2000, at 5:30 P.M., local time, at Commerce University, 17000 Horizon Way, Mt. Laurel, New Jersey, (the "Annual Meeting"), and at any adjournment or postponement thereof. The approximate date upon which this proxy statement and the accompanying form of proxy will be first sent, given or otherwise made available to Bancorp's shareholders is May 12, 2000.

     The expense of the proxy solicitation will be borne by Bancorp. In addition to solicitation by mail, proxies may be solicited in person or by telephone by directors, officers or employees of Bancorp and its subsidiaries without additional compensation. Bancorp is required to pay the reasonable expenses incurred by recordholders of Bancorp common stock who are brokers, dealers, banks or voting trustees, or their nominees, for mailing proxy material and annual shareholder reports to the beneficial owners of Bancorp common stock they hold of record, upon request of such recordholders.

     The board of directors of Bancorp has fixed the close of business on May 1, 2000, as the date for determining holders of record of Bancorp common stock entitled to receive notice of, and to vote at, the Annual Meeting. On that date, there were 30,624,092 shares of common stock outstanding. Each holder of common stock is entitled to cast one vote for each share held of record on that date.

     The holders of a majority of the aggregate outstanding shares of common stock, present either in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Pursuant to the New Jersey Business Corporation Act ("NJBCA"), abstentions and broker non-votes (which may occur if a beneficial owner of stock where shares are held in a brokerage or bank account fails to provide the broker or bank voting instructions as to such shares) will be counted solely for the purpose of determining whether a quorum is present.

     If the enclosed form of proxy is properly marked, signed, and returned in time to be voted at the Annual Meeting and not revoked, the shares represented by the proxy will be voted in accordance with the instructions marked thereon. Signed proxies not marked to the contrary will be voted (i) "FOR" the election of all nominees for director, and (ii) "FOR" the approval of the amendment to the Bancorp 1997 Employee Stock Option Plan to increase the number of shares issuable under the 1997 Plan by 5,000,000 shares. Sending in a signed proxy will not affect a shareholders' right to attend the Annual Meeting and vote in person, since the proxy is revocable.

     Any Bancorp shareholder giving a proxy may revoke it at any time before it is voted by (i) giving written notice of such revocation, signed in the same manner as the proxy, to Bancorp's Secretary, (ii) executing a new proxy and returning it to the Secretary of Bancorp prior to the voting of the first proxy at the Annual Meeting, or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy).

                     SECURITY OWNERSHIP OF MANAGEMENT AND
                           CERTAIN BENEFICIAL OWNERS


Common Stock

     The following table sets forth, as of May 1, 2000, the beneficial ownership of Bancorp's common stock by (i) each director and nominee for director of Bancorp, (ii) each of the executive officers of Bancorp named in the Summary Compensation Table and (iii) all the directors, nominees for directors, and executive officers of Bancorp as a group. No person is known by Bancorp to own beneficially more than 5% of Bancorp's common stock. Unless otherwise specified, all persons listed below have sole voting and investment power with respect to their shares.

                        Name of                            Number of Shares           Percent of
                  Beneficial Owner or                        Beneficially                Class
                   Identity of Group                           Owned(1)          Beneficially Owned(1)
                  -------------------                      -----------------     ---------------------
David Baird, IV ......................................           125,662(2)                  *
Robert C. Beck .......................................           202,952(3)                  *
Jack R Bershad .......................................            73,380(4)                  *
Joseph E. Buckelew ...................................           312,708(5)               1.02%
Vernon W. Hill, II ...................................         1,491,896(6)               4.76%
C. Edward Jordan, Jr .................................           276,581(7)                  *
Morton N. Kerr .......................................            59,544(8)                  *
Steven M. Lewis ......................................           239,245(9)                  *
Daniel J. Ragone .....................................           108,108(10)                 *
William A. Schwartz, Jr ..............................            35,307(11)                 *
Joseph T. Tarquini, Jr ...............................           291,526(12)                 *
Frank C. Videon, Sr ..................................            90,677(13)                 *
Peter M. Musumeci, Jr ................................           235,343(14)                 *
Robert D. Falese, Jr. ................................           195,091(15)                 *
Dennis M. DiFlorio ...................................           254,726(16)                 *
Thomas J. Sukay ......................................           119,027(17)                 *
David Wojcik .........................................           189,492(18)                 *
All Directors, Nominees for Directors and Executive
 Officers of Bancorp as a Group (17 Persons) .........         4,154,159(19)             12.78%

------------
* less than 1%

(1) The securities "beneficially owned" are determined in accordance with the definitions of "beneficial ownership" as set forth in the regulations of the SEC and, accordingly, may include securities owned by or for, among others, the wife and/or minor children of the in dividual and any other relative who has the same residence as such individual as well as other securities as to which the individual has or shares voting or investment power or has the right to acquire under outstanding stock options within 60 days after May 1, 2000. Shares subject to outstanding stock options which an individual has the right to acquire within 60 days after May 1, 2000 are deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class owned by such individual or any group including such individual only. Beneficial ownership may be disclaimed as to certain of the securities.

(2) Includes 15,354 shares of common stock issuable upon the exercise of stock options granted under Bancorp's 1998 Stock Option Plan for Non-Employee Directors.

(3) Includes 554 shares of common stock held by Mr. Beck's wife and 45,854 shares of common stock issuable upon the exercise of stock options granted under Bancorp's 1989 and 1998 Stock Option Plans for Non-Employee Directors.

(4) Includes 23,224 shares of common stock held by Mr. Bershad's wife and 30,565 shares of common stock issuable upon the exercise of stock options granted under Bancorp's 1989 and 1998 Stock Option Plans for Non-Employee Directors.

 (5) Includes 79,244 shares of common stock held by Mr. Buckelew's wife, 2,389 shares of common stock held by Buckelew & Lane Investments, 3,264 shares of common stock issuable upon the exercise of stock options granted under Bancorp's 1989 Stock Option Plan for Non-Employee Directors and 42,163 shares of common stock issuable upon the exercise of stock options granted under Bancorp's 1997 Employee Stock Option Plan. Mr. Buckelew is a partner of Buckelew & Lane Investments.

 (6) Includes 51,840 shares of common stock held by Site Development Inc., 26,836 shares of common stock held by Mr. Hill's wife, 72,771 shares of common stock held by S. J. Dining, Inc., 74,335 shares of common stock held by U.S. Restaurants, Inc., 47,209 shares of common stock held by J.V. Properties, 17,874 shares of common stock held by InterArch, Inc., 77,453 shares held by InterArch, Inc. Profit Sharing Plan, 63,598 shares of common stock held by the Hill Family Trust, 15,800 shares held by the Hill Family Foundation and 16,403 shares of common stock allocated to Mr. Hill by Bancorp's ESOP. Mr. Hill is the Chairman of the Board of Site Development, Inc., a shareholder of S. J. Dining, Inc., a shareholder of U.S. Restaurants, Inc., a partner in J.V. Properties, a co-trustee and beneficiary of the Hill Family Trust, a trustee of the Hill Family Foundation, and a co-trustee and beneficiary of Bancorp's ESOP Trust. InterArch, Inc., is a company owned by Mr. Hill's wife. This amount also includes 730,734 shares of common stock issuable upon the exercise of stock options granted to Mr. Hill under Bancorp's Employee Stock Option Plans.

 (7) Includes 166,773 shares of common stock issuable upon the exercise of stock options granted to Mr. Jordan under Bancorp's Employee Stock Option Plans, 14,026 shares of common stock allocated to Mr. Jordan by Bancorp's ESOP, of which Mr. Jordan is a co-trustee and beneficiary, and 3,154 shares of common stock held in trust for Mr. Jordan's minor children.

 (8) Includes 211 shares of common stock held by Mr. Kerr's wife and 22,410 shares of common stock held by the Markeim-Chalmers, Inc. Pension Plan and 36,026 shares of Common Stock issuable upon the exercise of stock options granted to Mr. Kerr under Bancorp's 1998 Stock Option Plan for Non-Employee Directors. Markeim-Chalmers, Inc. is a company owned by Mr. Kerr.

 (9) Includes 72,771 shares of common stock held by S. J. Dining, Inc., 74,335 shares of common stock held by U.S. Restaurants, Inc. and 29,875 shares of common stock issuable upon the exercise of stock options granted to Mr. Lewis under Bancorp's 1989 and 1998 Stock Option Plans for Non-Employee Directors. Mr. Lewis is President of S. J. Dining, Inc. and President of U.S. Restaurants, Inc. This amount also includes 4,974 shares of common stock held in trust for Mr. Lewis' minor children.

(10) Includes 25,807 shares of common stock held by Mr. Ragone's wife, 16,130 shares of common stock held jointly with Mr. Ragone's wife and 29,139 shares of common stock issuable upon the exercise of stock options granted to Mr. Ragone under Bancorp's 1989 and 1998 Stock Option Plans for Non-Employee Directors.

(11) Includes 3,135 shares of common stock held by Mr. Schwartz's wife, 11,301 shares of common stock held jointly with Mr. Schwartz's wife and 18,505 shares of common stock issuable upon the exercise of stock options granted to Mr. Schwartz under Bancorp's 1989 and 1998 Stock Option Plans for Non-Employee Directors.

(12) Includes 20,359 shares of common stock held by Mr. Tarquini's wife, 23,025 shares of common stock held by The Tarquini Organization Profit Sharing Plan, 2,348 shares of common stock held by The Tarquini Foundation and 38,988 shares of common stock issuable upon the exercise of stock options granted to Mr. Tarquini under Bancorp's 1989 and 1998 Stock Option Plans for Non-Employee Directors. Mr. Tarquini is the President of The Tarquini Organization.

(13) Includes 26,563 shares of common stock held jointly with Mr. Videon's wife, 8,704 shares of common stock held by Mr. Videon's wife, 7,546 shares held by Frank C. Videon, Inc., Profit Sharing Trust, 4,362 shares of common stock held by Videon Chevrolet Profit Sharing Plan, 15,796 shares of common stock held by the Videon Dodge, Inc. Employee Profit Sharing Trust, 8,400 shares of common stock held by the Frank C. Videon Funeral Home Profit Sharing Plan, 7,512 shares of common stock held in Trust for Mr. Videon's minor grandchildren and 11,794 shares of common stock issuable upon the exercise of stock options granted to Mr. Videon under Bancorp's 1989 and 1998 Stock Option Plans for Non- Employee Directors. Mr. Videon is president of Frank C. Videon, Inc., Vice President of Videon Chevrolet, President of Videon Dodge, Inc., and Owner of Videon Funeral Home.

(14) Includes 88,142 shares of common stock held jointly with Mr. Musumeci's wife, 2,310 shares held by the Peter/Linda Musumeci Foundation, 131,154 shares of common stock issuable upon the exercise of stock options granted to Mr. Musumeci under Bancorp's Employee Stock Option Plans and 13,310 shares of common stock allocated to Mr. Musumeci under Bancorp's ESOP.

(15) Includes 179,621 shares of common stock issuable upon the exercise of stock options granted to Mr. Falese under Bancorp's Employee Stock Option Plans and 4,411 shares of common stock allocated to Mr. Falese under Bancorp's ESOP, 5,468 shares of common stock held by Mr. Falese's wife, 618 shares of common stock held jointly with Mr. Falese's wife and 3,685 shares of common stock held by Mr. Falese's wife in trust for their minor daughter.

(16) Includes 182,028 shares of common stock issuable upon the exercise of stock options granted to Mr. DiFlorio under Bancorp's Employee Stock Option Plans and 7,665 shares of common stock allocated to Mr. DiFlorio under Bancorp's ESOP.

(17) Includes 103,613 shares of common stock issuable upon the exercise of stock options granted to Mr. Sukay under Bancorp's Employee Stock Option Plans and 6,073 shares of common stock allocated to Mr. Sukay under Bancorp's ESOP.

(18) Includes 138,681 shares of common stock issuable upon the exercise of stock options granted to Mr. Wojcik under Bancorp's Employee Stock Option Plans, 21,102 shares of common stock held by Mr. Wojcik's wife, 862 shares of common stock held in trust for Mr. Wojcik's minor children and 7,499 shares of common stock allocated to Mr. Wojcik under Bancorp's ESOP.

(19) Includes an aggregate of 1,934,131 shares of common stock issuable upon the exercise of stock options granted to directors and certain executive officers of Bancorp under Bancorp's Employee Stock Option Plans.


                             ELECTION OF DIRECTORS

     The bylaws of Bancorp provide that Bancorp's business shall be managed by a board of not less than five nor more than twenty-five directors and that within these limits the number of directors shall be as established by resolution of a majority of the full board of directors. The board of directors by resolution has set the number of persons to be elected to the board of directors at the Annual Meeting at twelve.

     The election of directors will be determined by a plurality vote and the twelve nominees receiving the most "FOR" votes will be elected. Shares may be voted "FOR" or withheld from each nominee. Abstentions and broker non-votes (which may occur if a beneficial owner of stock where shares are held in a brokerage or bank account fails to provide the broker or bank voting instructions as to such shares) will have no effect on the outcome of the election because directors will be elected by a plurality of the shares voted for directors.

     The board of directors unanimously recommends a vote "FOR" the election as directors of the nominees named herein.

     The board of directors has designated the twelve persons listed below to be nominees for election as directors. All of the nominees are currently members of the board, and each of them has consented to serve if elected. Bancorp has no reason to believe that any of the nominees will be unavailable for election; however, if any nominee becomes unavailable for any reason, the board of directors may designate a substitute nominee, or the number of directors to be elected at the Annual Meeting will be reduced accordingly. Directors of Bancorp hold office for one year and until their respective successors have been duly elected and qualified.

     The following information regarding Bancorp's nominees is based, in part, on information furnished by the nominees.

                Name                  Age              Positions with Bancorp and Subsidiaries
                ----                  ---              ---------------------------------------
Vernon W. Hill, II ................   54    Chairman and President of Bancorp; Chairman and President
                                            of Commerce NJ; Chairman and President of Commerce PA;
                                            Chairman of Commerce Shore, Commerce Central,
                                            Commerce North and Commerce Delaware

C. Edward Jordan, Jr. .............   56    Executive Vice President and Director of Bancorp; Executive
                                            Vice President and Director of Commerce NJ; Director of
                                            Commerce PA

Robert C. Beck ....................   64    Secretary and Director of Bancorp; Secretary and Director of
                                            Commerce NJ; Director of Commerce PA

David Baird, IV ...................   63    Director of Bancorp, Commerce NJ and Commerce PA

Jack R Bershad ....................   69    Director of Bancorp, Commerce NJ and Commerce PA

Joseph E. Buckelew ................   71    Director of Bancorp, Commerce Shore and Commerce PA;
                                            President of Commerce Shore; Chairman of Commerce
                                            National Insurance Services, Inc.

Morton N. Kerr ....................   69    Director of Bancorp, Commerce NJ and Commerce PA

Steven M. Lewis ...................   50    Director of Bancorp, Commerce NJ and Commerce PA

Daniel J. Ragone ..................   72    Director of Bancorp, Commerce NJ and Commerce PA

William A. Schwartz, Jr. ..........   59    Director of Bancorp, Commerce NJ and Commerce PA

Joseph T. Tarquini, Jr. ...........   64    Director of Bancorp, Commerce NJ and Commerce PA

Frank C. Videon, Sr. ..............   77    Director of Bancorp, Commerce NJ and Commerce PA

     Mr. Hill, a director of Commerce NJ since 1973 and Bancorp since 1982, has been Chairman and/or President of Commerce NJ since 1973 and Chairman and President of Bancorp since 1982. Mr. Hill has been Chairman and/or President of Site Development, Inc., Cherry Hill, New Jersey, a developer of real estate, since 1968. Mr. Hill has been Chairman of the board of directors of Commerce PA from June 1984 to June 1986 and from January 1987 to the present, President of Commerce PA since June 1994, a director of Commerce Bank/Harrisburg, Camp Hill, Pennsylvania since 1985, Chairman of Commerce Shore since January, 1989, Chairman of Commerce North since January, 1997 and Chairman of Commerce Delaware and Commerce Central since October, 1999 and January, 1999, respectively.

     Mr. Jordan, a director of Commerce NJ since 1974, Bancorp since 1982 and Commerce PA since June, 1997, has been Executive Vice President of Commerce NJ since 1974 and Executive Vice President of Bancorp since 1982.

     Mr. Beck, a director of Commerce NJ since 1973, Bancorp since 1982 and Commerce PA since June, 1997, has been Secretary of Commerce NJ since 1973 and Secretary of Bancorp since 1982. Mr. Beck has been a partner of the law firm of Parker, McCay & Criscuolo, Marlton, New Jersey since 1987.

     Mr. Baird, a director of Bancorp and Commerce NJ since 1988 and Commerce PA since June, 1997, has been President of Haddonfield Lumber Company, Inc., Cherry Hill, New Jersey since 1962.

     Mr. Bershad, a director of Commerce PA since 1984 and Bancorp and Commerce NJ since 1987, has been a partner of the law firm of Blank Rome Comisky & McCauley LLP, Philadelphia, Pennsylvania and Cherry Hill, New Jersey, since 1964.

     Mr. Buckelew has been a director of Bancorp and Chairman of Commerce National Insurance Services, Inc., the wholly-owned insurance brokerage subsidiary of Bancorp, since November, 1996 and has been a director of

Commerce Shore since 1993 and Commerce NJ and Commerce PA since June, 1997. Mr. Buckelew was elected President of Commerce Shore in 1998. Mr. Buckelew was the President of Morales, Potter & Buckelew, Inc. t/a Buckelew & Associates, Toms River, New Jersey from 1959 to November 1996, when this insurance agency was acquired by Bancorp.

     Mr. Kerr, a director of Commerce NJ since 1973, Bancorp since 1982 and Commerce PA since June, 1997, has been President of Markeim-Chalmers, Inc., Realtors, Cherry Hill, New Jersey, since 1965.

     Mr. Lewis, a director of Commerce PA since 1984 and a director of Bancorp and Commerce NJ since 1988, has been President of U.S. Restaurants, Inc., Blue Bell, Pennsylvania since 1985 and President of S. J. Dining, Inc. since 1986.

     Mr. Ragone, a director of Commerce NJ since 1981, Bancorp since 1982 and Commerce PA since June, 1997, has been Chairman and President of Ragone, Raible, Lacatena & Beppel, C.P.A., Haddonfield, New Jersey, and its predecessor firms, since 1960.

     Mr. Schwartz, a director of Commerce PA since 1984 and a director of Bancorp and Commerce NJ since June, 1997, has been Chairman, President and Chief Executive Officer of U.S. Vision, Glendora, New Jersey, or its predecessor firms, since 1967.

     Mr. Tarquini, a director of Commerce NJ since 1973, Bancorp since 1982 and Commerce PA since June, 1997, has been President of The Tarquini Organization, A.I.A., Camden, New Jersey, since 1980. Prior thereto, he had been a partner in its predecessor firms.

     Mr. Videon, a director of Commerce PA since 1991 and a director of Bancorp and Commerce NJ since June, 1997, has been the owner of Frank C. Videon Funeral Home, Broomall, Pennsylvania, since 1982.

Director Compensation

     Directors of Bancorp, Commerce NJ and Commerce PA were paid an annual fee of $10,000 plus $1,000 for each meeting of the board of directors and committee meeting attended in 1999 and will be paid an annual fee of $14,000 and a meeting fee of $1,000 for each meeting of the board of directors and committee meeting attended in 2000. When meetings of the board of directors of Bancorp, Commerce NJ and Commerce PA occur on the same day, only one fee is paid. Directors of Commerce Shore, Commerce Central, Commerce North and Commerce Delaware were paid a fee of $500 for each meeting of the board of directors and committee meeting attended in 1999 and will be paid the same meeting fee for each meeting of the board of directors and committee meeting attended in 2000. No fees are paid to directors who are also operating officers of Bancorp or its banking subsidiaries. Each director of Bancorp is provided with $100,000 of permanent life insurance.

     A retirement plan for Bancorp's outside directors, i.e., directors who are not officers or employees of Bancorp on the date their service as a Bancorp director ends, provides that outside directors with five or more years of service as a Bancorp director are entitled to receive annually, for ten years or the number of years served as a director, whichever is less, commencing upon such director's attainment of age 65 and retirement from the Bancorp board or upon such director's disability, payments equal to the highest 1099 Compensation (as such term is defined in the plan) in effect at any time during the five year period immediately preceding such director's retirement or, if earlier, death or disability. This plan further provides that, in the event a director dies before receiving all benefits to which he or she is entitled, such director's surviving spouse is entitled to receive all benefits not received by the deceased director commencing upon such director's death. Upon a change in control of Bancorp, the plan provides that each director then sitting on the Bancorp board, notwithstanding the length of time served as a director, becomes entitled to receive annually, for ten years, or twice the number of years served as a director, whichever is less, payments equal to the higher of the director's 1099 Compensation at the time of the director's termination of board service and the highest 1099 Compensation in effect at any time during the five year period immediately preceding the change in control commencing on the latest to occur of the termination of the director's board service, attainment of age 65 or any date designated by the director at any time and from time to time. The definition of "change in control" for purposes of this plan parallels the definition of that term contained in the Employment Agreements discussed on page 11 of this proxy statement. This plan became effective January 1, 1993, as amended.

1989 and 1998 Stock Option Plans For Non-Employee Directors

     Effective April 24, 1989 (and as amended in 1994), Bancorp adopted the 1989 Stock Option Plan for Non-Employee Directors (the "1989 Plan") which provides for the purchase of a total of not more than 320,690 shares (as adjusted for all stock splits and dividends through May 1, 2000) of Bancorp common stock by members of the boards of directors of Bancorp and its subsidiary corporations. Options granted pursuant to the 1989 Plan may be exercised beginning on the earlier to occur of (i) one year after the date of their grant or (ii) a "change in control" of Bancorp, as such term is defined in the 1989 Plan. No further options may be granted under the 1989 Plan. As of May 1, 2000, 78,763 options (as adjusted for all stock splits and stock dividends through May 1, 2000) were outstanding under the 1989 Plan.

     Effective June 29, 1998, Bancorp adopted the 1998 Stock Option Plan for Non-Employee Directors (the "1998 Plan") which provides for the purchase of a total of not more than 551,250 shares (as adjusted for all stock splits and dividends through May 1, 2000) of Bancorp common stock by members of the boards of directors of Bancorp and its subsidiary corporations. Under the 1998 Plan, members of the board of directors of Bancorp and its current and future subsidiary corporations (i.e., any corporation in which Bancorp owns, directly or indirectly, fifty percent or more of the outstanding voting power of all classes of stock of such corporation at the time of election or reelection of such director) who are not also employees of Bancorp or its subsidiary corporations are entitled to receive options to purchase Bancorp common stock. Options granted pursuant to the 1998 Plan may be exercised in whole, or from time to time in part, beginning on the earlier to occur of (i)one year after the date of their grant or (ii) a "change in control" of Bancorp, as such term is defined in the 1998 Plan. As of May 1, 2000, 376,562 options (as adjusted for all stock splits and stock dividends through May 1, 2000) had been granted under the 1998 Plan and 174,688 options (as adjusted for all stock splits and stock dividends through May 1, 2000) were available for grant. Options may continue to be granted under the 1998 Plan through December 31, 2007.

     Both the 1989 Plan and 1998 Plan are administered by the board of directors of Bancorp, including non-employee directors. Options granted under both the 1989 Plan and/or 1998 Plan are not "incentive stock options" as defined in Section 422 of the Internal Revenue Code of 1986, as amended. Option prices are intended to equal 100% of the fair market value of Bancorp's common stock on the date of option grant. The board of directors of Bancorp, in their sole discretion, may grant options under the 1998 Plan to non-employee directors and determine the number of shares subject to each option, the rate of option exercisability, and subject to certain limitations, the option price and the duration of the options. Unless terminated earlier by the option's terms, options granted under the 1998 Plan expire ten years after the date they are granted.

     For the year ended December 31, 1999, options to purchase the following shares of Bancorp common stock (as adjusted to reflect the 5% stock dividend declared on December 21, 1999) were granted to the following directors under the 1998 Plan: Messrs. Baird, 3,150; Beck, 3,150; Bershad, 3,150; Kerr, 3,150;
Lewis, 3,150; Ragone, 3,150; Schwartz, 3,150; Tarquini, 3,150; and Videon, 3,150. Such options were not exercisable in 1999.

Meetings and Committees of the Board of Directors

     During 1999, there were 13 meetings of the board of directors of Bancorp. The board of directors of Bancorp has established an Audit Committee, an Oversight Committee and a Personnel Committee but does not have a standing Nominating Committee. In addition, each of Bancorp's six subsidiary banks, Commerce Bank, N.A., Cherry Hill, New Jersey ("Commerce NJ"), Commerce Bank/Pennsylvania, N.A., Devon, Pennsylvania ("Commerce PA"), Commerce Bank/Shore, N.A., Toms River, New Jersey ("Commerce Shore"), Commerce Bank/Central, N.A., Flemington, New Jersey ("Commerce/Central), Commerce Bank/Delaware, N.A., Wilmington, Delaware ("Commerce Delaware) and Commerce Bank/North ("Commerce North"), Ramsey, New Jersey has various committees of their respective boards.

     Information with respect to the committees of the board of directors of Bancorp is set forth below.

   Audit Committee

     The Audit Committee reviews Bancorp's and its wholly-owned subsidiary banks' financial statements, accounting procedures and methods employed in connection with audit programs. It serves as the principal liaison between the board of directors and Bancorp's independent auditors. In addition, this committee makes recommendations to the board of directors concerning the selection of Bancorp's independent auditors. Daniel J. Ragone and Joseph T. Tarquini, Jr. are the current members of the Audit Committee. During 1999, there were four meetings of the Audit Committee.

   Oversight Committee

     The Oversight Committee reviews compliance matters at Bancorp and its banking subsidiaries, and reports to Bancorp's Audit Committee. Daniel J. Ragone, Joseph T. Tarquini, Jr., Joseph A. Haynes (Director of Commerce North) and Daniel M. Monroe (Director of Commerce Shore) are the current members of the Oversight Committee. During 1999, there were four meetings of the Oversight Committee.

   Personnel Committee

     The Personnel Committee reviews and recommends the levels of compensation of Bancorp's and its subsidiary banks' executive officers and administers Bancorp's Employee Plans. Morton N. Kerr, Daniel J. Ragone and Jack R Bershad are the current members of the Personnel Committee. During 1999, there was one meeting of the Personnel Committee. The report of the Personnel Committee with respect to 1999 compensation is set forth on page 16 of this proxy statement.

   Attendance

     In 1999, each of Bancorp's directors and nominees for directors attended more than 75% of the aggregate of the total number of meetings of the board of directors and all committees of which they were members of Bancorp and its subsidiary banks, as the case may be.

                              EXECUTIVE OFFICERS

     The executive officers of Bancorp and its banking subsidiaries, as of May 1, 2000, are set forth below.

                                       Position with Bancorp, Commerce NJ, Commerce PA,
                                               Commerce Shore and Commerce North
          Name             Age                       Principal Occupation
          ----             ---         ------------------------------------------------
Vernon W. Hill, II        54     Chairman and President of Bancorp since 1982; Chairman
                                 and/or President of Commerce NJ since 1973; Chairman of
                                 Commerce PA from June 1984 to June 1986 and from
                                 January 1987 to present; President of Commerce PA from
                                 June 1994 to present; Chairman of Commerce Shore since
                                 1989, Commerce North since 1997, and Commerce Central
                                 and Commerce Delaware since 1999.

C. Edward Jordan, Jr.     56     Executive Vice President and Director of Bancorp since
                                 1982; Executive Vice President and Director of Commerce
                                 NJ since 1974; Director of Commerce PA since 1997.

Peter M. Musumeci, Jr.    49     Executive Vice President and Senior Credit Officer of
                                 Bancorp since 1986 and Treasurer and Assistant Secretary of
                                 Bancorp since 1984; Executive Vice President of Commerce
                                 NJ since 1986; Director of Commerce Shore since 1989.

Robert D. Falese, Jr.     53     Executive Vice President and Senior Loan Officer of
                                 Commerce NJ since 1992.

Dennis M. DiFlorio        46     Executive Vice President of Commerce NJ since January,
                                 1996; Director of Commerce North since 1997. Prior thereto
                                 Mr. DiFlorio was Senior Vice President of Commerce NJ
                                 since 1988.

David Wojcik              47     Senior Vice President of Bancorp since 1988.

Thomas J. Sukay           46     Senior Vice President of Bancorp since 1989.

                            EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table is a summary of certain information concerning the compensation during the last three fiscal years awarded or paid to, or earned by, Bancorp's chief executive officer and each of Bancorp's other four most highly compensated executive officers during Bancorp's last fiscal year.

                                                                 Annual Compensation
                                                 ----------------------------------------------------
                                                                                          Other
                                                                                         Annual
                   Name/Title                     Year      Salary       Bonus      Compensation (1)
                   ----------                    ------  -----------  -----------  ------------------
Vernon W. Hill, II                               1999     $700,000     $200,000          $69,091
Chairman and President of Bancorp;               1998      620,000      150,000           69,006
Chairman and President of Commerce               1997      550,000      150,000           67,213
NJ and Commerce PA; Chairman of Commerce
Shore, Commerce Central, Commerce Delaware
and Commerce North

C. Edward Jordan, Jr.                            1999     $262,500     $ 25,000
Executive Vice President of Bancorp;             1998      250,000       25,000
Executive Vice President of                      1997      260,000       25,000
Commerce NJ

Peter M. Musumeci, Jr.                           1999     $300,000     $ 60,000
Executive Vice President and Senior              1998      280,000       60,000
Credit Officer, Treasurer and Assistant          1997      265,000       60,000
Secretary of Bancorp; Executive Vice President
of Commerce NJ

Robert D. Falese, Jr.                            1999     $325,000     $100,000
Executive Vice President and Senior              1998      300,000       80,000
Loan Officer of Commerce NJ                      1997      275,000       80,000

Dennis M. DiFlorio                               1999     $325,000     $100,000
Executive Vice President of                      1998      300,000       80,000
Commerce NJ                                      1997      275,000       80,000

                                                    Long Term
                                                  Compensation
                                                 --------------
                                                   Securities
                                                   Underlying           All
                                                  Stock Option         Other
                   Name/Title                      Grants (2)     Compensation (3)
                   ----------                    --------------  -----------------
Vernon W. Hill, II                                  105,000         $   33,086
Chairman and President of Bancorp;                  248,058             34,568
Chairman and President of Commerce                  144,698             37,004
NJ and Commerce PA; Chairman of Commerce
Shore, Commerce Central, Commerce Delaware
and Commerce North

C. Edward Jordan, Jr.                                10,500         $   24,312(3)
Executive Vice President of Bancorp;                 11,160             25,950
Executive Vice President of                           7,230             28,346
Commerce NJ

Peter M. Musumeci, Jr.                               26,250         $   22,077(3)
Executive Vice President and Senior                  22,185             23,429
Credit Officer, Treasurer and Assistant              28,936             25,528
Secretary of Bancorp; Executive Vice President
of Commerce NJ

Robert D. Falese, Jr.                                52,500         $   17,299(3)
Executive Vice President and Senior                  27,697             18,211
Loan Officer of Commerce NJ                          36,174             19,997

Dennis M. DiFlorio                                   52,500         $    7,645(3)
Executive Vice President of                          27,697              8,632
Commerce NJ                                          36,174             10,413

------------
(1) The total in this column reflects personal use of a company car (1999, $4,517; 1998, $4,517; 1997, $4,517;), expense allowances (1999, $62,004;
    1998, $62,004; 1997, $54,996) and country club dues (1999, $2,570; 1998,
    $2,485; 1997, $7,700). The value of such other annual compensation did not exceed the lesser of $50,000 or 10% of salary and bonus for any individual in any year except Mr. Hill.

(2) The stock option grants reflected in this column have been adjusted for the 5-for 4 stock split in the form of a 25% stock dividend declared on June 29, 1998, and the 5% stock dividends declared on December 21, 1999, December 15, 1998, and December 16, 1997. The original grant was adjusted based on the unexercised option shares outstanding on the date of the stock dividend.

(3) The totals in this column reflect (i) premiums on life insurance (for 1999, Mr. Hill $22,746; Mr. Jordan, $16,320; and Mr. Musumeci $13,147; 1998, Mr.
    Hill, $23,375; Mr. Jordan, $16,855; and Mr. Musumeci, $13,456; and for 1997, Mr. Hill, $24,032; Mr. Jordan, $17,344; and Mr. Musumeci, $13,738;
    (ii) long-term disability policies (for 1999, Mr. Hill $7,329; Mr. Jordan, $4,981; Mr. Musumeci $5,919; Mr. Falese, $14,288 and Mr. DiFlorio $4,634;
    for 1998, Mr. Hill, $7,033; Mr. Jordan, $4,935, Mr. Musumeci, $5,813; Mr.
    Falese, $14,051 and Mr. DiFlorio, $4,472; and for 1997, Mr. Hill $7,094; Mr. Jordan, $5,124; Mr. Musumeci, $5,912; Mr. Falese, $14,119; and Mr. DiFlorio, $4,535); and (iii) contributions to Bancorp's ESOP (in 1999, $3,011 each for all five individuals; in 1998, $4,160 each for all five individuals; and in 1997, $5,878 each for all five individuals).

Employment Agreements

     Mr. Hill's employment agreement provides that he will be employed by Bancorp and Commerce NJ as Chairman of the Board, President and Chief Executive Officer for a term of five years effective January 1, 1992, provided that on each January 1 thereafter Mr. Hill's employment agreement shall be automatically renewed and extended for a new five year term unless either Bancorp or Mr. Hill gives the other at least ninety days prior written notice of their desire to terminate Mr. Hill's employment agreement, in which event the term will have four years remaining.

     Under the terms of Mr. Hill's employment agreement, Mr. Hill's "base salary" shall not be less than $800,000. Mr. Hill's employment agreement provides that Mr. Hill will participate in any benefit or compensation programs in effect which are generally made available from time to time to executive officers of Bancorp and provides for all other fringe benefits as in effect from time to time which are generally available to Bancorp's salaried officers including, without limitation, medical and hospitalization coverage, life insurance coverage and disability coverage.

     Mr. Hill's employment agreement requires Bancorp to compensate Mr. Hill for the balance of the term of his employment agreement at a rate equal to seventy percent of his annual base salary if he becomes permanently disabled (as defined in Mr. Hill's employment agreement) during the term and to pay Mr. Hill's designated beneficiary a lump sum death benefit if he dies during the term in an amount equal to three times his average annual base salary in effect during the twenty-four months immediately preceding his death.

     Mr. Hill's employment agreement allows Mr. Hill to terminate his employment with Bancorp upon a change in control of Bancorp (as defined in Mr. Hill's employment agreement) and if within three years of such change in control, without Mr. Hill's consent, among other things, the nature and scope of his authority with Bancorp or a surviving or acquiring person are materially reduced to a level below that which he enjoyed on January 1, 1992. If Mr. Hill terminates his employment because of a change in control, he will be entitled to a lump sum severance payment equal to four times his average annual base salary in effect during the twenty-four month period immediately preceding such termination (provided that such payment does not constitute a "parachute payment" under Section 280G of the Internal Revenue Code of 1986, as amended, and in the event such payment would constitute a "parachute payment", such lump sum severance payment shall be reduced so as to not constitute a "parachute payment"), and the continuation of certain benefits including medical, hospitalization and life insurance. Mr. Hill's employment agreement contains a non-competition covenant for Mr. Hill should his employment with Bancorp be terminated under certain circumstances.

     The employment agreements for Messrs. Jordan, Musumeci, Falese and DiFlorio are substantially similar to that of Mr. Hill's except that: Mr. Jordan will serve as Executive Vice President of Bancorp and Commerce NJ, Mr. Musumeci will serve as Executive Vice President and Senior Credit Officer of Bancorp and Commerce NJ, Mr. Falese will serve as Executive Vice President and Senior Loan Officer of Bancorp and Commerce NJ, and Mr. DiFlorio will serve as Executive Vice President of Bancorp and Commerce NJ. The term of each employment agreement is three years and the lump sum death benefit is each equal to two times their respective average annual base salary in effect during the twenty-four month period preceding death. Mr. Jordan's "base salary" under his employment agreement is $262,500, Mr. Musumeci's "base salary" under his employment agreement is $330,000, Mr. Falese's "base salary" under his employment agreement is $375,000 and Mr. DiFlorio's "base salary" under his employment agreement is $375,000.

Employee Stock Option Plans

     Effective April, 1984, Bancorp adopted the Commerce Bancorp, Inc. Incentive Stock Option Plan (the "1984 Plan") which provided for the purchase of a total of not more than 1,950,905 shares of Bancorp common stock (as adjusted for all stock splits and stock dividends through May 1, 2000) by officers and key employees. Options granted under the 1984 Plan were intended to constitute "incentive stock options" as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). No further options may be granted under the 1984 Plan. As of May 1, 2000, 348,798 options (as adjusted for all stock splits and stock dividends through May 1, 2000) were outstanding under the 1984 Plan.

     Effective May, 1994, Bancorp adopted the Commerce Bancorp, Inc. 1994 Employee Stock Option Plan (the "1994 Plan") which provided for the purchase of a total of not more than 1,674,290 shares of Bancorp common stock (as adjusted for all stock splits and stock dividends through May 1, 2000) by officers and key employees. Pursuant to the 1994 Plan, stock options may be granted which qualify under the Code as incentive stock options as well as stock options that do not qualify as incentive stock options. No further options may be granted under the 1994 Plan. As of May 1, 2000, 1,077,002 options (as adjusted for all stock splits and stock dividends through May 1, 2000) were outstanding under the 1994 Plan.

     Effective May, 1997, Bancorp adopted the Commerce Bancorp, Inc. 1997 Employee Stock Option Plan (the "1997 Plan") which provides for the purchase of a total of not more than 3,617,578 shares of Bancorp common stock (as adjusted for all stock splits and stock dividends through May 1, 2000) by officers and key employees. Pursuant to the 1997 Plan, stock options may be granted which qualify under the Code as incentive stock options as well as stock options that do not qualify as incentive stock options. All officers and key employees of Bancorp or any current or future subsidiary corporation are eligible to receive options under the 1997 Plan. As of May 1, 2000, 3,599,375 options (as adjusted for all stock splits and stock dividends through May 1, 2000) had been granted under the 1997 Plan and 18,203 options (as adjusted for all stock splits and stock dividends through May 1, 2000) were available for grant. Options may continue to be granted under the 1997 Plan through December 31, 2006. See "APPROVAL OF THE AMENDMENT TO THE 1997 EMPLOYEE STOCK OPTION PLAN."

     The 1984 Plan, 1994 Plan and 1997 Plan are collectively referred to as the "Employee Plans."

     The purpose of the Employee Plans is to provide additional incentive to employees of Bancorp by encouraging them to invest in Bancorp's common stock and thereby acquire a proprietary interest in Bancorp and an increased personal interest in Bancorp's continued success and progress.

     The Employee Plans are administered by the Personnel Committee ("Committee") which is appointed by the board of directors and consists only of directors who are not eligible to receive options under the Employee Plans. The Committee determines, among other things, which officers and key employees receive an option or options under the Employee Plans, the type of option (incentive stock options or non-qualified stock options, or both) to be granted, the number of shares subject to each option, the rate of option exercisability, and, subject to certain other provisions to be discussed below, the option price and duration of the option. Under the 1997 Plan, no individual may be granted a number of options that is more than 50% of the total number of shares of Bancorp common stock authorized for issuance under the 1997 Plan. In addition, incentive stock options first exercisable by an employee in any one year under the 1997 Plan (and all other Employee Plans of Bancorp) may not exceed $100,000 in value (determined at the time of grant). The Committee may, in its discretion, modify or amend any of the option terms hereafter described, provided that if an incentive option is granted, the option as modified or amended continues to be an incentive stock option.

     In the event of any change in the capitalization of Bancorp, such as by stock dividend, stock split or what the board of directors deems in its sole discretion to be similar circumstances, the aggregate number and kind of shares which may be issued under the Employee Plans will be appropriately adjusted in a manner determined in the sole discretion of the board of directors. Reacquired shares of Bancorp's common stock, as well as unissued shares, may be used for the purpose of the 1997 Plan. Common stock of Bancorp subject to options which have terminated unexercised, either in whole or in part, will be available for future options granted under the 1997 Plan. The option price for options issued under the 1997 Plan must be at least equal to 100% of the fair market value of the common stock as of the date the option is granted.

     Options granted pursuant to the Employee Plans are not exercisable until one year after the date of grant and then are exercisable pursuant to a schedule based on years of service or option holding period. Under the 1994 Plan and 1997 Plan, but not the 1984 Plan, in the event of a "change in control" of Bancorp, as defined in the 1994 Plan and 1997 Plan, each optionee may exercise the total number of shares then subject to the option. The Committee has the authority to provide for a different rate of option exercisability for any optionee.

     Options granted under the 1984 Plan and 1994 Plan are not transferable other than by will or by the laws of descent and distribution. Except as otherwise authorized by the Committee with respect to non-qualified stock options only, options granted pursuant to the 1997 Plan are not transferable, except by will or the laws of descent and distribution in the event of death.

     Options granted under the 1984 Plan had a term of ten years subject to earlier termination in the event of termination of employment, death, or disability. The 1984 Plan provided that during the lifetime of an optionee, his option is exercisable only by him and only while employed by Bancorp or a subsidiary or within (i) three months after his retirement, or (ii) three months after he otherwise ceases to be so employed, to the extent the option was exercisable on the last day of employment. For these purposes, retirement means termination of employment by an optionee who has attained age 65. If an optionee retires due to disability, his options may be exercised within twelve months of his retirement date. If an optionee dies within a period during which his option could have been exercised by him, his option may be exercised within one year of his death (unless the option earlier terminates) by those entitled under his will or the laws of descent and distribution, but only to the extent the option was exercisable by him immediately prior to his death.

     Under the 1994 Plan and 1997 Plan, unless terminated earlier by the option's terms, both incentive stock options and non-qualified stock options expire ten years after the date they are granted. Options terminate three months after the date on which employment is terminated (whether such termination be voluntary or involuntary), other than by reason of death or disability. The option terminates one year from the date of termination due to death or disability (but not later than the scheduled termination date). During an optionee's lifetime, the option is exercisable only by the optionee including, for this purpose, the optionee's legal guardian or custodian in the event of disability, except that under the 1997 Plan, if specifically permitted by the Committee or the board of directors, non-qualified stock options are transferrable.

     During 1999, Bancorp granted stock options to purchase an aggregate of 1,076,091 shares (as adjusted for all stock splits and stock dividends through May 1, 2000) of Bancorp's common stock at an average price of $38.73 per share (as adjusted for all stock splits and stock dividends through May 1, 2000) under the 1997 Plan. During 1999, a total of 240,970 options were exercised under the Employee Plans.

Stock Option Tables

     The following table sets forth certain information regarding options granted during 1999 to each of the executive officers named in the Summary Compensation Table.

                       INDIVIDUAL OPTION GRANTS IN 1999

                                     Number of       % of Total
                                     Securities        Options
                                     Underlying      Granted to                                           Black-Scholes
                                      Options       Employees in      Exercise        Expiration           Grant Date
              Name                  Granted (1)      Fiscal Year     Price (1)           Date            Present Value (2)
              ----                 -------------   --------------   -----------   -------------------   ------------------
Vernon W. Hill, II .............      105,000           9.8%        $  38.57       December 21, 2009         $1,251,600
C. Edward Jordan, Jr. ..........       10,500           1.0%           38.57       December 21, 2009            125,160
Peter M. Musumeci, Jr. .........       26,250           2.4%           38.57       December 21, 2009            312,900
Robert D. Falese, Jr. ..........       52,500           4.9%           38.57       December 21, 2009            625,800
Dennis M. DiFlorio .............       52,500           4.9%           38.57       December 21, 2009            625,800

------------
(1) The stock option grants and exercise price reflected in these columns have been adjusted for the 5% stock dividend declared on December 21, 1999.

(2) In accordance with SEC rules, the Black-Scholes option pricing model was chosen to estimate the grant date present value of the options set forth in this table. Bancorp's use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including the Black-Scholes model, require a prediction about future movement of the stock price. The assumptions used in the model were expected volatility of .332, risk-free rates of return of 6.54%, dividend yield of 3%, and weighted average expected life of 4.75 years. The real value of the options in this table depends upon the actual performance of Bancorp's common stock during the applicable period.

     The following table sets forth certain information regarding individual exercises of stock options during 1999 by each of the executive officers named in the Summary Compensation Table.

  AGGREGATED STOCK OPTION EXERCISES IN 1999 AND YEAR-END STOCK OPTION VALUES

                                                                  Number of Securities
                                                                 Underlying Unexercised        Value of Unexercised in the
                                                                   Stock Options at               Money Stock Options
                                      Shares                       Year-End 1999 (1)                at Year-End 1999
                                   Acquired on      Value    ------------------------------  -------------------------------
              Name                   Exercise     Realized    Exercisable    Unexercisable     Exercisable     Unexercisable
              ----                -------------  ----------  -------------  ---------------  ---------------  --------------
Vernon W. Hill, II .............       8,722      $383,254      758,208         105,000        $ 9,897,451          --
C. Edward Jordan, Jr. ..........          25           853      166,771          10,500          3,937,325          --
Peter M. Musumeci, Jr. .........      15,003       490,134      131,154          26,250          2.050,478          --
Robert D. Falese, Jr. ..........      25,273       870,344      154,189          77,931          2,608,110       $241,115
Dennis M. DiFlorio .............      11,257       489,430      192,676          52,500          3,406,230          --

------------
(1) The stock options reflected in this column have been adjusted for the 5% stock dividend declared on December 21, 1999.

Employee Stock Ownership Plan

     Effective January 1, 1989, Bancorp's board of directors established the Commerce Bancorp, Inc. Employee Stock Ownership Plan ("ESOP") as a restatement of Bancorp's Stock Bonus Plan. Employees of Bancorp and its subsidiaries are eligible to participate in the ESOP if they are at least 21 years of age and have completed at least 1,000 hours of service to Bancorp or its subsidiaries during the twelve-month period beginning on the date of hire or during any subsequent calendar year. Participants are 100% vested in their accounts under the ESOP upon death, total disability, a complete discontinuance of contributions by Bancorp, termination of the ESOP, and a partial termination of the ESOP where a participant is involved in that termination. Except as provided above, generally, participants are 20% vested after 3 years of credited service, increasing by 20% for each additional year of credited service so that participants are 100% vested in their accounts under the ESOP after seven years of credited service with Bancorp or a subsidiary.

     Subject to limitations contained in the Code, contributions by Bancorp to the ESOP are deductible for federal income tax purposes. Except as described below, such contributions are determined annually by Bancorp's board of directors at its discretion. Contributions may consist either of shares of Bancorp's stock, or cash, which may be invested by the trustees of the ESOP's trust in shares of Bancorp's stock or to provide funds to pay principal or interest on any indebtedness incurred by the ESOP in purchasing shares. Contributions by Bancorp are allocated as of the close of each plan year among accounts of participants in the ESOP. Each participant's account is credited with that portion of contributions by Bancorp as such participant's compensation (as defined in the ESOP) bears to all participants' compensation.

     In January 1990, the ESOP Trust purchased 417,000 shares of Series C ESOP Cumulative Convertible Preferred Stock ("ESOP Shares") from Bancorp for an aggregate purchase price of $7,500,000. The ESOP Trust borrowed the purchase price for the ESOP Shares from an unaffiliated bank, which loan was refinanced with another unaffiliated bank in 1994 (the "Loan"). During 1999, the outstanding principal balance on the Loan was paid in full.

     Effective March 1, 1998, the Trustees of the ESOP exercised their right to convert all 417,000 ESOP Shares held by the ESOP into 849,062 shares of Bancorp common stock. As of May 1, 2000, the ESOP Trust held of record 927,510 shares of common stock (as adjusted for all stock splits and stock dividends through May 1, 2000). As of May 1, 2000, all but 6,000 of the shares of common stock held by the ESOP Trust were allocated to individual participant accounts.

     The co-trustees of the ESOP are Vernon W. Hill, II and C. Edward Jordan, Jr. Each participant may direct the trustees of the ESOP's trust as to the manner in which shares of voting stock allocated to his account are to be voted. Each participant in the ESOP will become entitled to direct the trustees as to the voting of the shares of common stock which are released from the pledge and which are allocated to his account under the ESOP.

The enclosed form of proxy also serves as the voting instruction card for the trustees of the ESOP with respect to the shares of common stock which have been allocated to the accounts of participants under the ESOP. Shares which have not been allocated to the account of any participant will be voted by the co-trustees in accordance with such procedures as Bancorp, as the Plan Administrator, shall direct. Shares which have been allocated to the accounts of participants but for which no voting directions are received will be voted as the trustees direct in the exercise of their independent judgment. For the Plan Year ended December 31, 1999, Bancorp contributed $547,000 to the ESOP.

Supplemental Executive Retirement Plan

     Effective January 1, 1992, Bancorp established a Supplemental Executive Retirement Plan ("SERP") for certain designated executives in order to provide supplemental retirement income if Bancorp's ESOP and social security retirement benefits fall below sixty percent of average annual compensation at the time of retirement. Average annual compensation is defined as the average of the actual annual compensation paid to the executive by Bancorp during the period of three consecutive years which produces the highest such average during the ten year period ending with termination of employment. The SERP is unfunded, is not a qualified plan under the Code and benefits are paid directly by Bancorp. Messrs. Hill, Jordan, Musumeci, Falese and DiFlorio have been designated to participate in the SERP.

Certain Transactions

     Certain directors and executive officers of Bancorp and its subsidiaries and certain of their immediate family members and certain corporations or organizations with which they are affiliated have had and expect to continue to have loan and other banking transactions with Bancorp's subsidiary banks. All such loans and other banking transactions were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions for unrelated parties, and did not involve more than the normal risk of uncollectibility or present other unfavorable features.

     The board of directors of Bancorp approves all transactions in which an officer or director of Bancorp or any of its subsidiaries has an interest. In the case of a transaction involving a director of Bancorp, such director does not vote on the transaction.

     Mr. Kerr, a director and nominee for director of Bancorp, is the President of Markeim- Chalmers, Inc. which in 1999 received $334,000 in fees for real estate related services, primarily real estate appraisals.

     Messrs. Beck and Bershad, directors and nominees for directors of Bancorp, are members of law firms which Bancorp and its subsidiaries have retained during Bancorp's last fiscal year and which Bancorp and its subsidiaries intend to retain during its current fiscal year.

     Bancorp leases the land on which it has constructed fourteen branch offices from limited partnerships in which Mr. Hill is a partner or in which a corporation owned by Mr. Hill is a partner under separate operating lease agreements. The aggregate annual rental under these leases for 1999 was approximately $723,000. These leases expire periodically through 2020 but are renewable through 2040. Aggregate annual rentals escalate to $934,000 in 2005.

     Bancorp leases land to a limited partnership partially comprised of the directors of Bancorp including Messrs. Bershad, Hill and Lewis and a corporation owned by Mr. Hill. The initial lease term is 25 years, with two successive 10-year options. As of December 31, 1999, the future minimum lease payments to be received by Bancorp amount to approximately $432,000 for the remainder of the initial lease term. In accordance with the provision of the land lease, the limited partnership constructed and owns the office building located on the land. Commerce PA leases the building as a branch facility. The initial lease term expires in 2010.

     Management believes that the rental paid or received for each of the foregoing leases is comparable to the rental which they would have to pay to or would have received from, as the case may be, and that the option prices are comparable to or more favorable than those that could have been obtained or received from, non-affiliated parties in similar commercial transactions for similar locations, assuming that such locations were available.

     During 1999, Bancorp subsidiaries obtained interior design, facilities management and general contractor services in the amount of $2,498,000 from a business corporation of which Shirley Hill, wife of Vernon W. Hill, II, is a principal shareholder and the president. Additionally, during 1999 this business received commissions of $1,408,000 on furniture and facility purchases made directly by Bancorp subsidiary banks. These expenditures related primarily to the furnishing and related design services of the opening and/or refurbishing of certain offices during the period. Management believes such expenses were substantially equivalent to those that would have been paid to unaffiliated companies for similar furniture and services.

                       REPORT OF THE PERSONNEL COMMITTEE

     The Personnel Committee of the board of directors of Bancorp is composed of outside non-employee directors. Bancorp's compensation package for its executive officers consists of base salary, annual performance bonus, annual stock option grants and various broad based employee benefits including contributions under Bancorp's ESOP. Management recommendations of base salary levels, annual performance bonuses and stock option grants are reviewed by the Personnel Committee and submitted to the full board of directors for approval.

     The objective of Bancorp's executive compensation is to enhance Bancorp's long-term profitability by providing compensation that will attract and retain superior talent, reward performance and align the interests of the executive officers with the long term interests of the shareholders of Bancorp.

     Bancorp has employment agreements with Messrs. Hill, Jordan, Musumeci, Falese and DiFlorio which were effective January 1, 1992 for Messrs. Hill, Jordan and Musumeci, and January 1, 1998 for Messrs. Falese and DiFlorio. See "EXECUTIVE COMPENSATION -- Employment Agreements."

     Base salary levels for Bancorp's executive officers are competitively set relative to companies in peer businesses. In reviewing base salaries, the Personnel Committee also takes into account individual experience and performance.

     Bancorp's annual performance bonuses are intended to provide a direct cash incentive to executive officers and other key employees to maximize Bancorp's profitability. Financial performance is compared against budgets as well as peer businesses.

     Stock options are intended to encourage officers and other key employees to remain employed by Bancorp by providing them with a long term interest in Bancorp's overall performance as reflected by the performance of the market of Bancorp's common stock. In granting stock options, the Personnel Committee takes into account prior stock option grants and considers the executive's level of compensation and past contributions to Bancorp.

     Vernon W. Hill, II was Bancorp's Chairman, President and Chief Executive Officer for 1999. Mr. Hill's base salary is set competitively relative to other chief executive officers in financial service companies in Bancorp's market area. In determining Mr. Hill's base salary as well as annual performance bonus, the Personnel Committee reviewed independent compensation data and Bancorp's performance as compared against budgets and peer businesses. As with Bancorp's other executive officers, Mr. Hill's total compensation involves certain subjective judgments and is not based solely upon any specific objective criteria or weighting.

     The Personnel Committee and Bancorp are considering the future impact on executive compensation, and whether certain changes should be made as a result of Section 162(m) of the Code which became effective January 1, 1994. This provision generally denies a deduction for federal income tax purposes for annual compensation in excess of $1.0 million for executive officers named in the "Summary Compensation Table" contained in this proxy statement, except for certain compensation that is performance-based and for compensation that is paid pursuant to certain contracts entered into prior to February, 1993. Bancorp believes that the limitation will have no material effect on it in 2000.

                               PERSONNEL COMMITTEE
                                 Morton N. Kerr
                                Daniel J. Ragone
                                 Jack R Bershad

Personnel Committee Interlocks and Insider Participation

     The Personnel Committee members are Morton N. Kerr, Daniel J. Ragone and Jack R Bershad.

     Mr. Kerr, a director and nominee for director of Bancorp, is the President of Markeim-Chalmers, Inc. which in 1999 received $334,000 in fees for real estate related services, primarily real estate appraisals.

     Mr. Bershad, a director and nominee for director of Bancorp, is a member of a law firm which Bancorp and its subsidiaries have retained during Bancorp's last fiscal year and which Bancorp and its subsidiaries intend to retain during its current fiscal year. See "EXECUTIVE COMPENSATION -- Certain Transactions."

Financial Performance

     The graph below shows a comparison of the cumulative return experienced by Bancorp's shareholders over the years 1995 through 1999, the S&P Regional Bank Index and the S&P 500 Index assuming an investment of $100 in each at December 31, 1994 and the reinvestment of dividends.


                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

           Commerce Bancorp, S&P Regional Bank Index, S&P 500 Index
                         Year-End 1995 to Year-End 1999

    Dollars
      ------------------------------------------------------------------
$500 |                                                        *         |
     |                                                                  |
$400 |------------------------------------------------------------------|
     |                                                                 *|
     |                                        *               &        #|
$300 |----------------------------------------&-------------------------|
     |                                                       #         &|
     |                      &                #                          |
$200 |----------------------*-------------------------------------------|
     |         #            #                                           |
     |         *                                                        |
$100 |*#&------&--------------------------------------------------------|
     |                                                                  |
  $0 |                                                                  |
      ------------------------------------------------------------------
    1994         1995         1996          1997         1998        1999

* Comerce Bancorp        # S & P 500 Index      & S&P Regional Bank Index

                    Commerce       S & P 500         S&P Regional
       Year         Bancorp          Index            Bank Index
       ----         -------        ---------         ------------
     12/31/1994     100              100                100
     12/31/1995     120.1            134.1              151.6
     12/31/1996     193.9            161.3              200.8
     12/31/1997     322.2            211.3              294.9
     12/31/1998     445.2            267.6              318.7
     12/31/1999     367.2            319.9              266.8

Bancorp believes the S&P Regional Bank Index is more representative than the KBW Eastern Regional Index used in the prior year. In addition, the KBW Eastern Regional Index is no longer maintained.

                     APPROVAL OF THE AMENDMENT TO THE 1997
                          EMPLOYEE STOCK OPTION PLAN

     At the Annual Meeting you are being asked to approve an amendment to the 1997 Plan that will increase the number of shares issuable under the 1997 Plan by 5,000,000 shares to an aggregate of 8,617,578 shares (as adjusted for all stock splits and stock dividends through May 1, 2000). The board of directors approved the amendment to the 1997 Plan on April 18, 2000 subject to shareholder approval at the Annual Meeting. The 1997 Plan is discussed in "EXECUTIVE COMPENSATION -- Employee Stock Option Plans".

General

     In 1997, Bancorp adopted, and the shareholders approved, the 1997 Plan. The board believes that in order to enable Bancorp to continue to attract and retain personnel of the highest caliber, provide incentive for officers and key employees and continue to promote the well-being of Bancorp, it is in the best interest of Bancorp and its shareholders to provide to officers and key employees, through the granting of stock options, the opportunity to participate in the value and/or appreciation in value of Bancorp's common stock. The board has found that the grant of options under the 1997 Plan has proven to be a valuable tool in attracting and retaining officers and key employees. It believes that such authority, in view of the substantial growth of Bancorp and the need to continue to grow, should be expanded to increase the number of options which may be granted under the 1997 Plan. The board believes that such authority will provide Bancorp with significant means to attract and retain talented personnel and maintain current officers and key employees without utilizing its cash resources.

     Currently, only 18,203 shares are available for issuance under the 1997 Plan. The board of directors approved the increase in the number of shares issuable under the 1997 Plan to an aggregate of 8,617,578 shares (as adjusted for all stock splits and stock dividends through May 1, 2000) to provide sufficient shares to fund future awards.

     For information concerning grants of options pursuant to the 1997 Plan in 1999, see "Option Grants in 1999." Information concerning options granted in 1999 to the persons named in the Summary Compensation Table is set forth under "EXECUTIVE COMPENSATION -- Stock Option Tables".

     A summary of certain federal income tax consequences associated with the 1997 Plan is set forth in "FEDERAL INCOME TAX CONSEQUENCES OF THE 1997 PLAN."

     There are two reasons for seeking shareholder approval of the amendment to the 1997 Plan set forth herein. One is to satisfy a New York Stock Exchange requirement that requires companies whose shares are reported on the New York Stock Exchange to obtain shareholder approval of amendments to stock plans for directors, officers or key employees. The second reason is to satisfy requirements of the Code which require shareholder approval of the amendments in order for options granted for the additional shares issuable under the 1997 Plan to qualify as incentive stock options to the extent so designated and for the 1997 Plan to satisfy one of the conditions of Section 162(m) applicable to performance-based compensation.

Required Vote

     The affirmative vote of the holders of a majority of the votes cast by the holders of shares entitled to vote thereon is necessary to approve the amendment to the 1997 Plan. For purposes of determining the votes cast, only those votes "FOR" or "AGAINST" are included. Pursuant to the NJBCA, abstentions and brokers non-votes (which may occur if a beneficial owner of stock where shares are held in a brokerage or bank account fails to provide the broker or bank voting instructions as to such shares) will be counted solely for the purpose of determining whether a quorum is present.

     The board of directors recommends that you vote "FOR" approval of the Amendment to the 1997 Plan.

Option Grants in 1999

     Options to purchase a total of 829,341 shares of Bancorp's common stock were granted in 1999 under the 1997 Plan to 773 employees of Bancorp (none of whom are directors or executive officers of Bancorp) at exercise prices of $38.78 per share. Of the options granted in 1999, no options were granted pursuant to the amendment to the 1997 Plan described above. No determination has been made with respect to the grant of options in 2000 authorized by the amendment set forth herein to any officer or key employee of Bancorp.

     On May 1, 2000, the last sale price of the common stock was $40.00 per share as reported on the NYSE.

               FEDERAL INCOME TAX CONSEQUENCES OF THE 1997 PLAN

     THE FOLLOWING INFORMATION IS NOT INTENDED TO BE A COMPLETE DISCUSSION OF THE FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATION IN THE 1997 PLAN AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE CODE, AND THE REGULATIONS ADOPTED PURSUANT THERETO. THE PROVISIONS OF THE CODE DESCRIBED IN THIS SECTION INCLUDE CURRENT TAX LAW ONLY AND DO NOT REFLECT ANY PROPOSALS TO REVISE CURRENT TAX LAW. EACH PARTICIPANT WHO ACQUIRES SHARES OF COMMON STOCK UNDER THE 1997 PLAN SHOULD CONSULT HIS OR HER OWN TAX ADVISOR WITH RESPECT TO HIS OR HER INDIVIDUAL TAX POSITION AND THE EFFECT OF ANY LEGISLATIVE REVISIONS ON SUCH POSITION.

     Options granted under the 1997 Plan may be incentive stock options ("Incentive Options") intended to qualify under Section 422 of the Code, or options not intended to so qualify ("Non-Qualified Options").

Incentive Stock Options

     Generally, under the Code, an optionee will not realize taxable income by reason of the grant or the exercise of an Incentive Option (see, however, discussion of alternative minimum tax below). If an optionee exercises an Incentive Option and does not dispose of the shares until the later of (i) two years from the date the option was granted and (ii) one year from the date of exercise, the entire gain, if any, realized upon disposition of such shares will be taxable to the optionee as long-term capital gain, and Bancorp will not be entitled to any deduction. If an optionee disposes of the shares within the period of two years from the date of grant or one year from the date of exercise (a "disqualifying disposition"), the optionee generally will realize ordinary income in the year of disposition and Bancorp will receive a corresponding deduction, in an amount equal to the excess of (1) the lesser of
(a) the amount, if any, realized on the disposition and (b) the fair market value of the shares on the date the option was exercised over (2) the option price. Any additional gain realized on the disposition will be long-term or short-term capital gain and any loss will be long-term or short-term capital loss. The optionee will be considered to have disposed of a share if he sells, exchanges, makes a gift of or transfers legal title to the share (except transfers, among others, by pledge, on death or to spouses). If the disposition is by sale or exchange, the optionee's tax basis will equal the amount paid for the share plus any ordinary income realized as a result of the disqualifying disposition.

     The exercise of an Incentive Option may subject the optionee to the alternative minimum tax. The amount by which the fair market value of the shares purchased at the time of the exercise exceeds the option exercise price is an adjustment for purposes of computing the so-called alternative minimum tax. In the event of a disqualifying disposition of the shares in the same taxable year as exercise of the Incentive Option, no adjustment is then required for purposes of the alternative minimum tax, but regular income tax, as described above, may result from such disqualifying disposition.

     An optionee who surrenders shares as payment of the exercise price of his Incentive Option generally will not recognize gain or loss on his surrender of such shares. The surrender of shares previously acquired upon exercise of an Incentive Option in payment of the exercise price of another Incentive Option, is, however, a "disposition" of such stock. If the incentive stock option holding period requirements described above have not been satisfied with respect to such stock, such disposition will be a disqualifying disposition that may cause the optionee to recognize ordinary income as discussed above.

     Under the Code, all of the shares received by an optionee upon exercise of an Incentive Option by surrendering shares will be subject to the incentive stock option holding period requirements. Of those shares, a number of shares (the "Exchange Shares") equal to the number of shares surrendered by the optionee will have the same tax basis for capital gains purposes (increased by any ordinary income recognized as a result of any disqualifying disposition of the surrendered shares if they were incentive stock option shares) and the same capital gains holding period as the shares surrendered. For purposes of determining ordinary income upon a subsequent disqualifying disposition of the Exchange Shares, the amount paid for such shares will be deemed to be the fair market value of the shares surrendered. The balance of the shares received by the optionee will have a tax basis (and a deemed purchase price) of zero and a capital gains holding period beginning on the date of exercise. The Incentive Option holding period for all shares will be the same as if the option had been exercised for cash.

Non-Qualified Options

     Generally, there will be no federal income tax consequences to either the optionee or Bancorp on the grant of Non-Qualified Options pursuant to the 1997 Plan. On the exercise of a Non-Qualified Option, the optionee (except as described below) has taxable ordinary income equal to the excess of the fair market value of the shares acquired on the exercise date over the option price of the shares. Bancorp will be entitled to a federal income tax deduction (subject to the limitations contained in Section 162(m)) in an amount equal to such excess, provided that Bancorp complies with applicable reporting rules.

     Upon the sale of stock acquired by exercise of a Non-Qualified Option, optionees will realize long-term or short-term capital gain or loss depending upon their holding period for such stock. Capital losses are deductible only to the extent of capital gains for the year plus $3,000 for individuals.

     An optionee who surrenders shares in payment of the exercise price of a Non-Qualified Option will not recognize gain or loss with respect to the shares so delivered unless such shares were acquired pursuant to the exercise of an Incentive Option and the delivery of such shares is a disqualifying disposition. See "FEDERAL INCOME TAX CONSEQUENCES -- Incentive Stock Options". The optionee will recognize ordinary income on the exercise of the Non-Qualified Option as described above. Of the shares received in such an exchange, that number of shares equal to the number of shares surrendered will have the same tax basis and capital gains holding period as the shares surrendered. The balance of the shares received will have a tax basis equal to their fair market value on the date of exercise and the capital gains holding period will begin on the date of exercise.

Limitation on Company's Deduction

     Section 162(m) of the Code will generally limit to $1,000,000 Bancorp's federal income tax deduction for compensation paid in any year to its chief executive officer and its four highest paid executive officers, to the extent that such compensation is not "performance based." Under Treasury regulations, a stock option will, in general, qualify as "performance based" compensation if it (i) has an exercise price of not less than the fair market value of the underlying stock on the date of grant, (ii) is granted under a plan that limits the number of shares for which options may be granted to an employee during a specified period, which plan is approved by a majority of the shareholders entitled to vote thereon, and (iii) is granted by a compensation committee consisting solely of at least two independent directors. If a stock option to an executive referred to above is not "performance based", the amount that would otherwise be deductible by Bancorp in respect of such stock option will be disallowed to the extent that the executive's aggregate non-performance based compensation paid in the relevant year exceeds $1,000,000.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires Bancorp's directors and executive officers, and persons who own more than 10% of a registered class of Bancorp's equity securities, to file with the SEC reports about their beneficial ownership of common stock and other equity securities of Bancorp. All such persons are required by SEC regulation to furnish Bancorp with copies of all Section 16(a) reports they file.

     Based solely on review of the copies of such reports furnished to Bancorp and written representations that no other reports were required during the fiscal year ended December 31, 1999, Bancorp believes all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were timely complied with.

                    RELATIONSHIP WITH INDEPENDENT AUDITORS

     Bancorp's independent auditors during the most recent year were Ernst & Young LLP, 2001 Market Street, Philadelphia, PA 19103. Based upon the recommendation of the Audit Committee, the board of directors has selected Ernst & Young LLP to be Bancorp's independent auditors for 2000. The selection of Bancorp's independent auditors is not being submitted to shareholders because there is no legal requirement to do so. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and to have the opportunity to make a statement, if he desires to do so, and to be available to respond to appropriate questions.

                             SHAREHOLDER PROPOSALS

     Pursuant to the proxy rules promulgated under the Exchange Act, Bancorp shareholders are notified that the deadline for providing Bancorp timely notice of any shareholder proposal to be submitted outside of the Rule 14a-8 process for consideration at Bancorp's Annual Meeting to be held in 2001 (the "2001 Annual Meeting") will be March 28, 2001. As to all such matters which Bancorp does not have notice on or prior to March 28, 2001, discretionary authority shall be granted to the persons designated in Bancorp's proxy related to the 2001 Annual Meeting to vote on such proposal.

     A shareholder proposal for the 2001 Annual Meeting must be submitted to Bancorp at its headquarters located at the Commerce Atrium, 1701 Route 70 East, Cherry Hill, NJ 08034, Attention: C. Edward Jordan, Jr., by January 12, 2001 to receive consideration for inclusion in Bancorp's proxy materials relating to the 2001 Annual Meeting. Any such proposal must also comply with the proxy rules under the Exchange Act, including Rule 14a-8.

                                 OTHER MATTERS

     Bancorp is not currently aware of any matters which will be brought before the Annual Meeting (other than procedural matters) which are not referred to in the enclosed Notice of Annual Meeting. Nevertheless, the enclosed proxy confers discretionary authority to vote with respect to those matters described in Rule 14a-4(c) under the Exchange Act, including matters that the board of directors does not know, a reasonable time before proxy solicitation, are to be presented at the Annual Meeting. If any such matters are presented at the Annual Meeting, then the persons named in the enclosed proxy will vote in accordance with their best judgment.

     A COPY OF BANCORP'S ANNUAL REPORT TO THE SEC ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1999 WILL BE FURNISHED WITHOUT CHARGE TO ANY SHAREHOLDER UPON WRITTEN REQUEST TO C. EDWARD JORDAN, JR., EXECUTIVE VICE PRESIDENT, COMMERCE BANCORP, INC., COMMERCE ATRIUM, 1701 ROUTE 70 EAST, CHERRY HILL, NEW JERSEY, 08034-5400.


                                              By Order of the Board of
                                              Directors




                                              ROBERT C. BECK
                                              Secretary

--------------------------------------------------------------------------------

PROXY

          This Proxy is solicited on behalf of the Board of Directors

                             COMMERCE BANCORP, INC.

     The undersigned hereby appoints Morton N. Kerr and Daniel J. Ragone and each of them, as proxies of the undersigned, each with power to act without the other and with power of substitution, and hereby authorizes each of them to represent and vote, as designated on the other side, all the shares of stock of Commerce Bancorp, Inc. (the "Company") which the undersigned is entitled to vote, standing in the name of the undersigned with all powers which the undersigned would possess if present, at the Annual Meeting of Shareholders of the Company to be held on June 20, 2000 or any postponement or adjournment thereof. The undersigned hereby directs the Proxy to be voted as indicated on the reverse side.

       (Continued, and to be marked, dated and signed, on the other side)

--------------------------------------------------------------------------------
                             ^FOLD AND DETACH HERE^


THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED, IF NO            Please mark you votes as
DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE           indicated in this sample |X|
NOMINEES LISTED BELOW AND "FOR" PROPOSAL 2. DISCRETIONARY AUTHORITY IS
CONFERRED HEREBY AS TO CERTAIN MATTERS DESCRIBED IN THE COMPANY'S PROXY         (INSTRUCTION: To withhold authority to vote for any
STATEMENT.                                                                      individual nominee, write that nominee's name in the
                                                                                space provided below.)
1. FOR the election of the following nominees to the Board of Directors for
   the ensuing year: Vernon W. Hill, II, David Baird, IV, Robert C. Beck,       ___________________________________________________
   Jack R Bershad, Joseph E. Buckelew, C. Edward Jordan, Jr., Morton N. Kerr,
   Steven M. Lewis, Daniel J. Ragone, William A. Schwartz, Jr., Joseph T.
   Tarquini, Jr. and Frank C. Videon, Sr.                                       A majority of such attorneys and proxies, or their
                                                                                substitutes at the Annual Meeting, or any postpone-
                             __                                __               ments or adjournments thereof, may exercise all of
   FOR all nominees listed  |  |       WITHHOLD AUTHORITY     |  |              the powers hereby given. Any proxy to vote any of
      above (except as      |  |    (to vote for all nominees |  |              the shares, with respect to which the undersigned is
   marked to the contrary)  |__|          listed above)       |__|              or would be entitled to vote, heretofore, given to
                                                                                any person or persons other than the persons named
                                                                                above, is revoked.
2. To approve the amendment to the Company's 1997 Employee Stock Option Plan
   to increase the number of shares issuable under the 1997 Plan by 5,000,000   IN WITNESS WHEREOF, the undersigned has signed and
   shares; and                                                                  sealed this proxy and hereby acknowledges receipt of
                                                                                the Company's 1999 Annual Report to Shareholders and
                      FOR / /     AGAINST / /     ABSTAIN / /                   a copy of the Notice of the 2000 Annual Meeting of
                                                                                Shareholders and Proxy Statement in reference there-
3. To act upon such other matters as may properly come before the Annual        to both dated in May 2000.
   Meeting or any adjournment or postponement thereof.
                                                                                Dated:_______________________________________, 2000
                                                                     ______
                                                                           |    ______________________________________________(L.S.)
                                                                           |                   (Shareholder(s) Signature)
                                                                           |
                                                                                ______________________________________________(L.S.)
                                                                                               (Shareholder(s) Signature)

                                                                                _______________________________________________
                                                                                              Printed Name of Shareholder(s)

                                                                                NOTE: Signature(s) should correspond with name
                                                                                appearing on stock certificate(s). When signing in a
                                                                                fiduciary or representative capacity, sign full
                                                                                title as such. Where more than one owner, each
Please sign, date and return this proxy card promptly using the enclosed        should sign.
envelope.

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